Exhibit 4.2

Incorporated in the Cayman Islands

AMTD International Inc.

This is to certify that	[Name of Shareholder]
[Address Line 1]
[Address Line 2]
[Address Line 3]
	[Address Line 4]	Please refer to the share legend(s) at the back of this share certificate is/are the registered shareholders of

No. of Shares	Type of Share	Par Value
[*]	Class A Ordinary	USD	0.0001
Date of Record [*]	Certificate Number [*]		% Paid [*]

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.

Director	Director / Secretary